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                                                                     Exhibit 2.3


                             PLAN OF REORGANIZATION
                                       OF
                                   ELECKTRYON

         The plan of reorganization of Elecktryon, a Nevada corporation ("Transferor"), relating to the transaction contemplated by the Asset Acquisition Agreement (the "Agreement") to be entered into, by and between Electryon and Solo Energy Corporation (the "Acquiror") is as follows:

         1.       Electryon shall enter into the Agreement.

         2. Electryon shall transfer its properties to Acquiror in accordance with the terms of the Agreement.

         3. Following the closing under the Agreement (the "Closing"), Transferor shall not engage in business and shall proceed to wind up its affairs as expeditiously as possible.

         4. No later than five days prior to the first anniversary of the Closing, Transferor shall transfer to one or more trusts that qualify as liquidating trusts under Treasury Regulations section 301.7701-4(d) all of Transferor's remaining assets, including shares of Acquiror and warrants and other rights with respect to shares of Acquiror.



Dated:   April 16, 2001